Exhibit 99.1

Ocean Power Technologies Announces Victorian Wave Partners has Received A$5 Million Initial Grant Funding from Australian Renewable Energy Agency

Pennington, NJ – April 1, 2014 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”), today announced that Victorian Wave Partners Pty. Ltd. (“VWP”), has received approximately A$5.0 million in initial grant funding from the Australian Renewable Energy Agency (“ARENA”). VWP is a project-specific entity wholly-owned by Ocean Power Technologies (Australasia) Pty. Ltd. (OPTA), which is 88% owned by OPT.

The funding received represents the first payment under the A$66.5 million grant that was awarded by ARENA to VWP toward the cost of building and deploying its planned wave power station project off the coast of Australia. VWP and ARENA signed a Deed of Variation in January, which amended the grant agreement to accelerate the reimbursement of eligible expenses for stages one and two of the planned three-stage project and increases the number of project milestones.

The grant requires the raising of significant additional funding by VWP as well as the completion of specific milestones. VWP will be deferring revenue recognition of this payment pending satisfaction of certain grant requirements.

Charles F. Dunleavy, Chief Executive Officer of OPT, said, “We appreciate the continued support of ARENA for the VWP project. Working on the development of this project with our partner, Lockheed Martin, we believe that our unique and game-changing technology will provide the impetus for job growth in Australia. Our strategy is to utilize a broad range of manufacturing and service providers under this project and to move our technology to full commercial standing. We expect this to include both our grid-connected utility system as well as our Autonomous PowerBuoy for applications in border security, maritime surveillance, and offshore oil & gas operations.”

VWP is currently conducting seabed surveys toward meeting the requirements for licenses and approvals. In addition, VWP is also assessing power purchase agreement opportunities.

About Ocean Power Technologies

The Ocean Power Technologies group is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in an estimated $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. Ocean Power Technologies is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from over 15 years of in-ocean experience. Ocean Power Technologies, Inc. is listed on Nasdaq (OPTT), and is headquartered in Pennington, New Jersey, USA. Ocean Power Technologies (Australasia) Pty Ltd has operations in Melbourne and Perth, Australia, and Ocean Power Technologies Ltd is based in Warwick, UK. More information can be found at www.oceanpowertechnologies.com, www.optaustralasia.com.au and www.victorianwaveproject.com.au.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

**********

Company Contact:

Mark A. Featherstone, Chief Financial Officer	Telephone: (+1) 609 730 0400